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                                                                    EXHIBIT 99.1



For more information, contact:
                                        Alan J. Beauchamp
                                        CFO/Vice President, Finance
                                        Data I/O Corporation
                                        425-881-6444 ext 2224
                                        Email:  beaucha@data-io.com

                    DATA I/O COMPLETES SALE OF REDMOND CAMPUS

REDMOND, WASH. (MAY 13, 1997) -- Data I/O Corporation (NASDAQ:DAIO) today said that it has completed the sale of the land and building comprising its Redmond, Wash., corporate headquarters for approximately $13.8 million to CarrAmerica Realty Corporation, a national real estate company. The sale includes a 10 year lease-back of the building to Data I/O Corporation, with an option for Data I/O to renew the lease for an additional 10 years.

Data I/O will realize approximately $12 million in cash after payment of transaction fees and taxes. The sale represents an overall pre-tax gain to Data I/O of approximately $5.5 million. Of this amount, approximately $2 million will be recognized immediately, with the remainder to be amortized over the life of the lease.

The sale of Data I/O's corporate headquarters, which consists of an approximately 96,000 square foot building on approximately 79 acres in Redmond, Wash., was facilitated by Cushman and Wakefield on behalf of the Company.

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LAND SALE
PAGE TWO


The Company also announced that it has engaged Needham & Company, Inc., a leading investment banking firm, to advise the Company on the utilization of cash and possible strategic alternatives to enhance shareholder value which might include the sale of one or more divisions of the Company, mergers, and acquisitions.

The Company said that its Board of Directors has authorized an additional share repurchase program in which the Company may repurchase up to 1 million shares (approximately 14.5 percent) of its outstanding shares of common stock. The purchases may be executed through open market purchases at prevailing market prices; through block purchase; or in privately-negotiated transactions. The purchases may commence or be discontinued at any time.

Data I/O, now celebrating its 25th anniversary, is the world leader in device programming, handling, and marking providing the most comprehensive product offerings for design through manufacturing of programmable devices. It is the first and only device programming system supplier to receive ISO 9001 certification. Via its Synario Design Automation division, the Company is also a leader in Windows-Registered Trademark-/EDA software, providing superior ready-to-use design solutions based on tightly integrated best-of-class tools. Reel-Tech, a Data I/O subsidiary, designs, manufactures and sells IC handling and marking equipment.

                                     -more-


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LAND SALE
PAGE THREE


Data I/O products are sold through an international network of value-added resellers (VARs) and technical sales representative firms, which it supports with local sales offices. Data I/O is headquartered in Redmond, Wash., and is publicly traded (NASDAQ:DAIO). The Company's Worldwide Web page address is http://www.data-io.com.

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